Exhibit 2.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

FINAL ACQUISITION AGREEMENT

This Final Acquisition Agreement, dated as of September 18, 2023 (this “Agreement”), is a legally binding agreement to memorialize the sale by PURNOVATE, Inc., a Delaware corporation (“Seller”), of the Purchased Assets (as defined in Section 1 below) to ADOVATE, LLC (formerly known as ADENOMED, LLC), a Virginia limited liability company (“Buyer”), upon the terms and subject to the conditions set forth below.

WHEREAS, on January 27, 2023, Seller and Buyer entered into an Option Agreement (the “Option Agreement”) granting Buyer an option to acquire the assets of Seller (the “Option”);

WHEREAS, on May 16, 2023 (the “Option Exercise Date”), Buyer exercised the Option pursuant to the terms of the Option Agreement and paid Seller an option exercise price of $150,000 plus an up-front payment of $300,000 for a combined total of $450,000 (the “Acquisition”);

WHEREAS, effective June 30, 2023, Buyer, Seller and Seller’s parent corporation, Adial Pharmaceuticals, Inc. (“Adial”), entered into that certain letter agreement titled the “Acquisition of Purnovate Assets” and the related “Bill of Sale/Assignment and Assumption Agreement” under which the parties agreed to the transfer and assignment by Seller, and the assumption and acquisition by Buyer, of the Purchased Assets under the Option Agreement, which Option Agreement provided for that certain Pledge and Security Agreement (the “Security Pledge”) and an associated Secured Grid Note (the “Grid Note”), under which Seller was granted a continuing security interest in certain Pledged Collateral (as defined in the Security Pledge) until the retirement of certain obligations of Buyer pursuant to the Option Agreement; and

WHEREAS, in addition to other documents customary to the acquisition of assets, the Option Agreement contemplates the parties’ entering into a “final acquisition agreement” and this Agreement is intended to be such final acquisition agreement in order to memorialize the details of the Acquisition.

Incorporating the foregoing herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Sale; Purchased Assets. Subject to the terms and conditions set forth herein, effective June 30, 2023, Seller sold, transferred, assigned and conveyed unto Buyer, with good and marketable title, free and clear of all liens, security interests and encumbrances (collectively, “Encumbrances”) of any kind, other than Assumed Liabilities (as defined in Section 2) and the Security Pledge, all of Seller’s right, title and interest in and to the assets set forth on Schedule 1 hereto (the “Purchased Assets”). Notwithstanding the foregoing or any other provision of this Agreement or any other agreement, document, certificate or instrument entered into in connection herewith, the Purchased Assets shall not include any property, asset or right of Seller that is not identified as a Purchased Asset on Schedule 1 hereto or, for the avoidance of doubt, that is specifically identified on Schedule 2 (together, the “Excluded Assets”), which shall remain the assets, properties and rights of Seller after the Option Exercise Date.

2. Liabilities. Subject to the terms and conditions set forth herein, on the Option Exercise Date, Buyer assumed and agreed to pay, perform and discharge the following liabilities (the “Assumed Liabilities”): (a) normal operating expenses incurred (i.e., contracted and/or invoiced) for services or purchases by Seller exclusively for its research operations incurred and paid after December 1, 2022; (b) any unpaid salaries of personnel on Seller’s payroll incurred after December 1, 2022, excluding accrued bonuses for 2022; (c) the obligations of Adial under that certain Employment Agreement, dated July 31, 2018, as amended, by and between Adial and William Stilley, excluding the accrued bonus for 2022, (d) the lease for 1440 Seminole Trail, Suite 495, Charlottesville, VA 22901; and (e) the liabilities and obligations arising out of or relating to the Purchased Assets incurred after December 1, 2022. In addition, Buyer shall assume and agree to pay, all ongoing obligations of Adial under that certain Equity Purchase Agreement by and among Adial, Purnovate, LLC, the members of Purnovate, LLC (the “Members”), and Robert D. Thompson, as the Members’ Representative (“MR”) dated December 7, 2020, as amended January 25, 2021 (the “PNV EPA”), pursuant to the terms of Section 3b herein. Except to the extent expressly included in the Assumed Liabilities, Buyer will not assume or be responsible or liable for any liabilities of Seller.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

3. Purchase Price.

a. Cash Consideration and Equity Consideration

(i) Reimbursable Expenses. The amount of all Seller operating expenses incurred (i.e., contracted and/or invoiced) and paid by Seller after December 1, 2022 (the “Reimbursable Expenses”), which expenses include Seller’s operating expenses and third party Seller exclusive expenses (i.e., CRO’s, academic collaborators), and Seller exclusive salaries (including, without limitation, Julien Dimastromatteo and William Stilley salaries for the month of December 2022) paid by Adial on behalf of Seller, is $1,050,000. Seller acknowledges that Buyer has already paid to Seller $350,000, which represents the cash amount prepaid by Buyer to Seller on June 30, 2023 pursuant to that certain letter agreement by and between Buyer and Seller, dated June 30, 2023. Buyer shall pay to Seller the balance of Reimbursable Expenses, or $700,000 as follows: (i) $350,000 within 48 hours of this fully executed Agreement; and (ii) the balance of Reimbursable Expenses, or $350,000, at such times as Adovate closes additional equity financing transactions following the date hereof, which such payments shall be equal to 25% of the amounts raised at each such closing and made by Buyer to Seller not later than 72 hours after Buyer receives proceeds from such closings until such time as the full $350,000 balance has been paid. Notwithstanding the foregoing, Adovate agrees unconditionally and irrevocably to pay the balance of Reimbursable Expenses not later than December 2, 2023.

(ii) Equity Consideration. Effective as of June 30, 2023, Buyer issued Seller 3,455,793 Class A Voting Membership Units of Buyer, which represented at least 15.0% of the outstanding equity of Buyer on a fully diluted basis as of such date (the “Seller Initial Equity”) as an advance of the equity that, under the terms of the Option Agreement, was to be issued after execution of this Agreement. For clarity, there was no deemed capital contribution by Seller in connection with the issuance of the Seller Initial Equity and the Seller will not be deemed to have any Unreturned Capital, as that term is defined in the Operating Agreement, with respect to the Seller Initial Equity (or any equity issued due to the provision of 7e. herein). Upon the expiration of Section 7e herein, the parties shall re-calculate the number of Class A Voting Membership Units of Buyer that represents 15% of the outstanding equity of Buyer (the “Seller Final Equity Number”). Thereafter, Seller shall either forfeit Units to Buyer, or Buyer shall issue additional Units to Seller, in order for the Seller to hold a number of Units of Buyer that equals the Seller Final Equity Number.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

b. Assumption of Obligation Owed to Members of Purnovate, LLC. Buyer hereby agrees to assume all of the ongoing obligations of Adial under the PNV EPA upon the release of Seller’s lien on the Pledged Collateral and termination/retirement of the Security Pledge. This obligation shall take place immediately upon such termination and shall require no further action of the parties. Within thirty (30) days of the assumption of the obligations of Adial under the PNV EPA, Seller shall provide Buyer with a release of claims against the Members and the MR in form and substance reasonably satisfactory to Buyer duly executed by Seller. The parties hereby agree that any consideration received from Seller by Members prior to the assumption of the obligations under the PNV-EPA is non-refundable and non-recourse.

c. Milestone Payments.

(i) Development and Approval Milestones. Buyer shall provide Seller and Adial with written notice within forty-five (45) days of the first occurrence of each development milestone and approval milestone event set forth in Table 1 below (respectively, the “Development Milestones” and “Approval Milestones”) with respect to any Product containing a Compound (defined below) that has not already been in a Product that has achieved the relevant milestone.

(ii) Within sixty (60) days of the first occurrence of each of the Development Milestone and Approval Milestone events with respect to each applicable Product, the Buyer shall make the payments listed on Table 1 below to Seller, whether such milestone is achieved by the Buyer, its Affiliate or any of its or their respective licensee or sublicensees. For the avoidance of doubt, the milestone payments for Development Milestones and Approval Milestones set forth in Table 1 below will only be applicable to a single Product with respect to a Compound and will not apply in the event a Compound is used in any additional Product; nor to any reformulation, improvement, enhancement, combination, refinement, supplement or modification of any Product containing a Compound that has already achieved a relevant milestone as part of any Product (i.e., paid per Compound, not per Product; for illustrative purposes see Table 2: Milestone Occurrence Examples below).

(iii) Commercial Milestones. Buyer shall provide Seller and Adial with written notice of the achievement of each commercial milestone listed in Table 1 (the “Commercial Milestones”) within forty-five (45) days after the calendar quarter which resulted in achievement of such Commercial Milestone. For the avoidance of doubt, the milestone payments for Commercial Milestones are each only payable one time (i.e., only on the first achievement of the stated aggregate Net Sales in a calendar year).

(iv) Within sixty (60) days of the first occurrence of each of the Commercial Milestone events, the Buyer shall make the listed payments below to Seller. In addition, from and after the date of the assumption by Buyer of Adial’s obligations under the PNV-EPA, the Buyer shall make any related payments to the Members.

Table 1: Milestones	Payments
Development Milestones (1)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total Development Milestones per Compound	[***]
Approval Milestones (1)
[***]	[***]
[***]	[***]
[***]	[***]
Total Approval Milestones per Compound	[***]
Total Milestones per Compound	[***]
Commercial Milestones on Aggregate Net Sales of all Products (2)
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total Commercial Milestones	[***]

(1)	Paid once per Compound
(2)	Paid one-time only

In the event that any milestone event occurs before a milestone event that would normally be expected to occur as a precedent, then the preceding milestone event will be deemed to have been simultaneously achieved. For clarity, the deemed normal order for purposes of this Agreement is First human dosing prior to First dose in a Phase 2 trial, prior to First dose in a Phase 3 trial, prior to any of (i) First acceptance of U.S. NDA submission, (ii) First acceptance of NDA equivalent submission in Europe, (iii) First acceptance of NDA equivalent submission in Asia, and finally, First Commercial Sale in any country in which there was a submission.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Table 2: Milestone Occurrence Examples (in occurrence order) (for illustration purposes only):

Product	Compound	Milestone 1 Achieved	Milestone 2 Achieved	Milestone Payment Due
1	A	X		YES
2	A	X		NO
2	A		X	YES
3	B	X		YES
3	B		X	YES
4	B	X		NO

d. Sales Earnout Payments. For each Product, Buyer shall pay to Seller royalty payments of [***] of Net Sales (the “Royalty Payments”).

(i) Royalty Payments due under this Section 3(d) with respect to a particular Product in a particular country, will commence upon the First Commercial Sale of such Product in such country and will be payable until ten (10) years after the First Commercial Sale of such Product in such country.

(ii) Royalty Payments shall be calculated and reported by Buyer for each calendar quarter. Royalty Payments due to Seller under this Agreement shall be paid within sixty (60) calendar days of the end of each calendar quarter. Each Royalty Payment shall be accompanied by a report of Net Sales of the applicable Product by Buyer, its Affiliates and its and their respective licensees or sublicensees in sufficient detail to permit confirmation of the accuracy of the Royalty Payment made, including, the Net Sales of the applicable Product on a country by country, and the amount of the Royalty Payment. Buyer shall keep complete and accurate records pertaining to the sale or other disposition of each Product in sufficient detail to permit Seller to confirm the accuracy of all such Royalty Payments. Seller will have customary audit rights with respect to the payment of Royalty Payments; specifically, after commencement of sales of any Product, an independent certified public accountant designated by Seller and reasonably acceptable to Buyer (which shall not be the independent accountants of Seller), may at Seller’s expense, inspect and make copies of any relevant portions of the books and records of Buyer that relate to the Net Sales of Products up to once per calendar year in order to determine the accuracy of Buyer’s statements to Seller, on the condition that any audit firm that conducts such an audit shall be a nationally recognized auditor, which shall include any accounting firm with multi-state officers or any public accounting firm registered with the PCAOB. Within twenty days after receiving a request for an audit from Seller, Buyer shall make its books and records available to the independent auditor during regular business hours at such place where such records are customarily kept. The independent auditor shall rely solely on the provisions of this Agreement and the books and records of Buyer in making any determination under this Section 3(d)(ii). If such audit reveals an undisputed payment discrepancy in Buyer’s favor of more than 5% of the actual Royalty Payments due to Seller, then the cost of such audit plus the amount of the discrepancy shall be immediately reimbursed to Seller by Buyer. If it is determined by the auditors that Royalty Payments were overpaid during any period, Buyer will credit such overpayments to future Royalties owed to Seller.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

e. Acquisition of Purnovate Technologies. A Product Acquirer (defined below) shall be obligated to pay Contingent Consideration (defined below) on any Generating Asset as if such Product Acquirer were Buyer. Buyer agrees, in the event of the sale of a Purnovate Technology or Generating Asset (both defined below) (i) to require the Product Acquirer to agree to pay Contingent Consideration to Seller with respect to the Purnovate Technologies or Generating Assets being sold in the same amount and on the same terms and conditions under which the Buyer would be required to pay if such Purnovate Technology or Generating Asset were not being sold, (ii) to provide written notice to Seller of such pending sale at least five (5) days prior to the closing of such sale with the name and contact information of the Product Acquirer and a copy of the applicable contract language in the purchase and sales agreement as required herein, and (iii) to impose, by contract, the same obligations set forth in this paragraph should the Product Acquirer further sell a the Purnovate Technology or Generating Asset to another Product Acquirer. Should the Buyer fail to comply with these requirements, the Buyer shall be obligated for the payment of the Contingent Consideration that the Product Acquirer would otherwise have been obligated to pay hereunder until the failure is remedied. “Contingent Consideration” means the milestone payments if and when owed under Section 3(c), Royalty Payments and amounts owed to Members under the PNV-EPA. “Product Acquirer” means any third party, including affiliated entities, that acquires from Buyer, either directly or indirectly, any Product, Compound, Purnovate Patent, Thompson Patent; or Adenosine Patent, Pipeline Technology or Purnovate Intellectual Property (each and collectively, the “Purnovate Technologies”). A “Generating Asset” is any product that would be a Product except that one or more Purnovate Technologies were acquired from Buyer (i.e., no longer owned by Buyer) either directly or indirectly. The intention of this Section 3(e) is to insure that Seller receives Contingent Consideration based on Net Sales of a Generating Asset on the same basis (i.e., whether achieving development or approval milestones or making commercial sales of any Generating Asset) whether the owner of the Purnovate Technology Generating Asset is Buyer or any other party.

f. Payments. Any amounts due under this Agreement which are unpaid five (5) days after the date on which they are due shall bear simple interest accrued at the annual rate of twelve percent (12%). In the event the parties cannot agree on any matter under this Section 3, the matter will be submitted to binding arbitration under JAMS in Washington, DC.

g. Purchase Price Allocation. Within one hundred twenty (120) days following the date hereof, the Buyer will deliver an allocation statement (the “Allocation Statement”) to Seller detailing how the purchase price shall be allocated among the Purchased Assets. All federal, state, local and foreign income tax returns of Buyer and Seller shall be filed consistently with the information set forth on the Allocation Statement. Moreover, Buyer and Seller further agree to file Internal Revenue Service Form 8594 (and any corresponding form required to be filed by a state or local law) in a manner that is consistent with the information on the Allocation Statement. Buyer and Seller agree to promptly provide each other with any information necessary to complete such tax returns and Internal Revenue Service Form 8594 (and any corresponding form required to be filed by a state or local governmental tax authority). Seller and Buyer shall not take any position on a tax return, tax Proceeding or audit that is inconsistent with any information set forth on the Allocation Statement except to the extent required otherwise by applicable law.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

4. Representations and Warranties.

a. Seller represents and warrants to Buyer, as of the date hereof, as follows: (i) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with full power and authority to conduct its business as it is now being conducted, to own and use the properties and assets that it purports to own or use, including the Purchased Assets; (ii) Seller has marketable title free and clear of all Encumbrances to the Purchased Assets; (iii) Seller has the requisite power and authority to enter into this Agreement and all agreements, documents, certificates and instruments entered into in connection herewith and to perform its obligations hereunder and thereunder and all action on the part of Seller, its officers and directors necessary for the due authorization, execution, delivery and performance of this Agreement and all agreements, documents, certificates and instruments entered into in connection herewith to which it is a party has been taken; (iv) the execution, delivery and performance of this Agreement, the consummation by Seller of the transactions contemplated hereby and compliance by Seller with all provisions hereof (a) constitutes the valid and legally binding agreement of Seller, enforceable in accordance with its terms, and (b) does not constitute a violation of any law, rule or regulation; (v) to the best of Seller’s knowledge, none of the Purchased Assets are subject to any outstanding order, writ, injunction, ruling citation, award, decree, assessment or other judgment of any nature by or with any court, tribunal, arbitrator, or other governmental authority that would adversely affect Seller’s ability to transfer marketable title of the Purchased Assets to Buyer; (vi) the transactions contemplated hereby will not result in any breach of, or constitute a default under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Seller is a party or by which any Purchased Asset is bound, (vii) there are no demands, claims, suits, actions, litigation, investigations, arbitrations, administrative hearings or any other proceedings of any nature involving or relating to the Purchased Assets and no Proceeding is pending or threatened in writing; and (viii) Seller has not incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereby. “Liability” means any liability or obligation (including as related to taxes), whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, determined or indeterminable, and whether due or to become due, regardless of when asserted. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING AS TO DESCRIPTION, FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, QUANTITY, OR THE QUALITY OF ANY MATTER OR THING WHATSOEVER.

b. Seller further represents and warrants to Buyer, as of the Option Exercise Date, as follows:

i.	To the best of Seller’s knowledge, (a) each Transferred Contract (as defined in Schedule 1) was (i) a legal, valid and binding obligation of Seller, and, to the knowledge of Seller, each other party to such Transferred Contract, and (ii) enforceable against Seller, and, to the knowledge of Seller, each such other party thereto in accordance with its terms and (b) there does not exist any material breach or material default on the part of Seller, under the terms of any Transferred Contract, and to the knowledge of Seller, no other party to any Transferred Contract is in material breach or material default thereunder.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

ii.	All material Tax Returns relating to the Business or the Purchased Assets that are required to be filed have been timely filed and all material Taxes (whether or not shown on any such Tax Returns) relating to the Business or the Purchased Assets have been timely paid. All such Tax Returns were true, complete and correct in all material respects and were prepared in compliance with applicable Law. There is no extension of time within which to file any Tax Return relating to the Business or the Purchased Assets that is currently in force. No statute of limitations with respect to Taxes relating to the Business or the Purchased Assets has been extended or waived. No material power of attorney with respect to Taxes that is currently in force and that could affect the Business or the Purchased Assets has been granted. All material Taxes relating to the Business or the Purchased Assets required to be withheld and paid in connection with any amounts paid or owing to any employees, independent contractors, creditors, equity holders or other third parties have been timely withheld and paid, and all IRS Forms W-2 and 1099 required to be filed with respect thereto have been properly completed and timely filed. No material claim or dispute with respect to Taxes relating to the Business or the Purchased Assets has been raised by any Governmental Body, nor does Seller or, to the knowledge of Seller, any of its stockholders, directors, officers or employees responsible for Tax matters have knowledge of such a claim or dispute. There are no Encumbrances for Taxes on any of the Purchased Assets. Seller has not entered into, and is not bound by, any Tax sharing, allocation, or indemnification agreement relating to the Business or the Purchased Assets that would, in any manner, bind, obligate or restrict Buyer or any of its Affiliates (or the Business or the Purchased Assets). Seller has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), as a transferee or successor, by contract or otherwise.

iii.	The Transferred Intellectual Property (as defined in Schedule 1) includes all intellectual property owned by Seller as of the Option Exercise Date that covers, or is necessary to the operation of, the Business, as conducted on the Option Exercise Date. On the Option Exercise Date, Seller solely and exclusively owned all Transferred Intellectual Property, free and clear of Encumbrances. As of the date hereof, (i) to the knowledge of Seller, the Transferred Intellectual Property is valid and enforceable, (ii) neither Seller nor any of its Affiliates has abandoned, canceled or forfeited any Transferred Intellectual Property (including by failing to pay any filing or renewals fees), and (iii) Seller has not taken any actions that would render a Purnovate Patent within the Transferred Intellectual Property invalid or unenforceable. Seller has accurately and completely disclosed to the U.S. Patent and Trademark Office all references, or other evidence that Seller is reasonably obligated to disclose to comply with the duty of candor or to avoid a finding of inequitable conduct with respect to the Purnovate Patents, in each case, to the extent required by applicable Law. None of Seller or any of its Affiliates has granted any outbound licenses under the Transferred Intellectual Property, other than material transfer agreements, clinical trial agreements, nondisclosure agreements, service agreements and other non-exclusive licenses granted to manufacturers, suppliers, distributors or other Persons performing manufacturing, supply, marketing or other services on behalf of Seller or any of its Affiliates, in each case, in the ordinary course of Business, and none of Seller or any of its Affiliates has granted any exclusive outbound licenses in all fields of use under the Transferred Intellectual Property. All Persons who have participated in the conception, creation or development of any Transferred Intellectual Property have executed and delivered to Seller or its Affiliate, as applicable, a valid and enforceable contract providing for the present assignment by such Person to Seller or its Affiliate, as applicable, of all rights in such Transferred Intellectual Property, in each case, to the extent required to vest ownership of such rights in the Seller or its Affiliate.

iv.	To the best of Seller’s knowledge, Seller has disclosed all current and anticipated material liabilities and/or obligations to Buyer with respect to the Business, the Purchased Assets, the Transferred Contracts and the Assumed Liabilities, except (i) for liabilities incurred in the ordinary course of business, (ii) for liabilities arising under Transferred Contracts in accordance with their terms, and (iii) Excluded Liabilities.

v.	The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s Business in substantially the same manner as conducted by Seller prior to the date of the Option Agreement and the Option Exercise Date.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

c. Buyer represents and warrants to Seller, as of the date hereof, as follows: (i) Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia with full power and authority to conduct its business as it is now being conducted, to own and use the properties and assets that it purports to own or use and to perform all of its obligations; (ii) Buyer has the requisite power and authority to enter into this Agreement and all agreements, documents, certificates and instruments entered into in connection herewith and to perform its obligations hereunder and thereunder and all action on the part of Buyer, its officers, directors and members necessary for the due authorization, execution, delivery and performance of this Agreement and all agreements, documents, certificates and instruments entered into in connection herewith to which it is a party has been taken; (iii) the execution, delivery and performance of this Agreement, the Grid Note and the Security Pledge, and the consummation by Buyer of the transactions contemplated hereby and compliance by Buyer with all provisions hereof (a) each constitutes the valid and legally binding agreement of Buyer, enforceable in accordance with its terms, and (b) does not constitute a violation of any law, rule or regulation; (v) the copies of Buyer’s governing documents and any amendments thereto, as in effect as of the date hereof, all of which have been delivered to Seller, are complete and correct copies of such instruments; (vi) upon issuance, the Seller Initial Equity was duly authorized, duly and validly issued and outstanding, and fully paid and clear of liens (except for any restrictions described in the Operating Agreement); (vii) Buyer is solvent; and (viii) Buyer has not incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereby.

5. Execution. The execution of this Agreement shall be consummated on the date hereof (the “Execution”) at the offices of Blank Rome LLP, 1271 Avenue of the Americas, New York, New York 10020 (or at such other location as the parties hereto may agree or via the electronic exchange of execution versions of this Agreement and all other agreements, instruments and documents executed in connection herewith and the signature pages hereto and thereto via facsimile or via email by .pdf) (the “Execution Date”).

6. Deliverables. At the Execution, the respective parties shall make the deliverables indicated below.

a. Seller Deliverables. At or prior to the Execution, Seller will deliver or cause to be delivered to Buyer the following:

i. a counterpart signature page to the Operating Agreement of Buyer;

ii. Seller’s authorizing resolutions regarding the transactions contemplated hereby;

iii. a good standing certificate for Seller, certified by the Department of State of the State of Delaware, dated as of a date not more than ten (10) days prior to the Execution Date;

iv. a Bill of Sale Assignment And Assumption Agreement related to the Purchased Assets and Assumed Liabilities in form and substance reasonably satisfactory to Buyer duly executed by Seller;

v. an IP Assignment Agreement related to the Intellectual Property Rights that are Purchased Assets in form and substance reasonably satisfactory to Buyer duly executed by Seller; and

vi. any other agreements, documents, certificates and instruments reasonably requested by Buyer, in order to fully consummate the transactions contemplated by this Agreement and necessary to carry out the purposes and intent of this Agreement, including any contracts (other than contracts that are Excluded Assets) which would have been transferred to Buyer as part of this Agreement but for the fact that such contract was not discovered until after the date hereof.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

b. Buyer Deliverables. At the Execution, Buyer has or will deliver or cause to be delivered to Seller the following:

i. Buyer’s authorizing resolutions regarding the transactions contemplated hereby;

ii. a good standing certificate for Buyer, certified by the Secretary of State of the Commonwealth of Virginia dated as of a date not more than ten (10) days prior to the Execution Date;

iii. an Assignment and Assumption Agreement related to the Purchased Assets and Assumed Liabilities in form and substance reasonably satisfactory to Seller, duly executed by the Buyer;

iv. an IP Assignment Agreement related to the Intellectual Property Rights that are Purchased Assets in form and substance reasonably satisfactory to Seller duly executed by Buyer;

v. The form of consent of Robert D. Thompson, as the Members’ Representative under that certain PNV-EPA, to the assignment of the Purchased Assets and Assumed Liabilities;

vi. any other agreements, documents, certificates and instruments reasonably requested by Seller, in order to fully consummate the transactions contemplated by this Agreement and necessary to carry out the purposes and intent of this Agreement.

7. Covenants.

a. Financial Information. For so long as Seller holds any equity interests of Buyer, Buyer agrees to concurrently provide Seller any updates and financial statements that it provides to its other members as a group, all as further described in the Operating Agreement.

b. Agreement to Cooperate. Subject to the terms and conditions herein provided, following the Execution, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, rules and regulations to consummate and make effective the transactions contemplated by this Agreement. Following the Execution, each of the parties hereto shall deliver or cause to be delivered at such times and places as shall be reasonably requested such additional instruments as may be reasonably requested for the purpose of carrying out this Agreement.

c. Public Announcements. Without the prior written consent of the Seller in each case, which shall not be unreasonably withheld or conditioned, Buyer may not issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby. In the event that Seller issues a press release or otherwise makes a public statement or announcement with respect to any of such matters, Seller shall use its commercially reasonable efforts to consult with the Buyer on the form and substance of such press release or other disclosure, provided, however, Seller shall retain final approval over its press releases and public statements and announcements. For clarity, nothing in the foregoing shall limit Buyer’s right to publicly announce anything related to its business that does not refer to Seller. Notwithstanding anything to the contrary in the foregoing, Buyer may disclose the terms of this agreement on a confidential basis to (i) its Affiliates and its representatives, as necessary in connection with the ordinary conduct of its business, (ii) as necessary to comply with applicable Law or regulations, and (iii) any actual or potential equity or debt financing sources of the Buyer.

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d. Participation Right. Adial shall have the right to participate in any round of bona fide financing at a percentage of the financing no less than its Ownership in Buyer just prior to the financing (the “Participation Right”). Notice of a financing will be provided to Adial by Buyer no earlier than sixty (60) days before the closing of any financing (disclosing financing details), and Adial will have five (5) business days to elect to invest in the financing up to its Participation Right (by written notice specifying the amount Adial will invest), which election shall be binding if the financing closes on the terms disclosed in the notice. If Adial declines or does not provide such election, then the Participation Right shall expire for such financing, but not for any future, separate financing, except as stated below. If the terms of any financing change, then Adial shall be provided notice of such revised terms and will have five (5) business days to elect to invest in the financing upon such revised terms. This right will expire in full if Buyer is sold (including all or substantially all of its assets) or Adial’s ownership (measured collectively with its Affiliates) falls below 5% Ownership in Buyer. Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 7d, the Buyer may elect to give notice to Adial within thirty (30) days after a new financing closes and Adial shall have ten (10) business days from the date notice is given to elect to purchase up to its Participation Right that would, if purchased by Adial, maintain Adial’s Ownership in Buyer, calculated before giving effect to the issuance of such new securities issued in the financing. For the avoidance of doubt, the Participation Right will not apply to issuances of Buyer’s equity to service providers of Buyer in consideration for such services.

e. Anti-Dilution Protection. In the event at any time following the Execution Date, the Seller Initial Equity, when taken alone, represents less than 15.0% Ownership in Buyer, (as such term is defined below) then Buyer will issue additional Class A Units in Buyer so that the Seller Initial Equity represents a 15.0% Ownership in Buyer. This Section 7e expires upon Buyer receiving four million dollars ($4,000,000) in cumulative funding (inclusive of grants or other forms of non-dilutive funding) since January 27, 2023. As an example for clarity, if funding is received by Buyer in two tranches, consisting of an initial tranche of two million dollars ($2,000,000) and a second tranche of three million dollars ($3,000,000), the anti-dilution protection would apply to the initial tranche of two million dollars ($2,000,000) and only the first two million dollars ($2,000,000) of the second tranche of three million dollars ($3,000,000)

f. Voting Limitation. In the event the exercise of the Participation Right results in Adial (together with its Affiliates) having more than 15.0% of the voting control of Buyer, then any equity over 15.0% owned by Adial (or its Affiliates) will not be voting equity (with a running adjustment so that it keeps Adial at its maximum potential voting up to 15.0%). By this subsection and other terms in this Agreement, it is the intent of Buyer, Seller, and Adial that neither Seller nor Adial shall have significant influence to direct the operations or strategy, or otherwise, of Buyer.

g. Transfer Restrictions. Adial (and its Affiliates) shall be entitled to transfer its equity interest in Buyer without the prior approval of Buyer (subject to any non-Adial specific restrictions on transfer in Buyer’s Operating Agreement or subscription documents) in whole, but not in part, without the prior approval of Buyer, as long as the new owner agrees to any agreements and obligations of Adial (and its Affiliates) related to ownership of the equity, including, without limitation, the Operating Agreement. For clarity, this includes, without limitation, that Adial (and its Affiliates) may not distribute equity in Buyer as a dividend or in any way that might result in Buyer becoming a public company due to Adial’s (or its Affiliate’s) transfer of equity in Buyer without Adial (or its Affiliate’s) prior agreement at Buyer’s sole discretion. Notwithstanding the foregoing, Adial (or its Affiliate) may not transfer its equity interest in buyer until the expiration of Section 7e and the application of the Unit forfeiture or issuance applicable pursuant to Section 3a(ii) of this Agreement.

h. Bulk Sale Laws. The parties hereby waive compliance with the provisions of any applicable bulk sales, bulk transfer, or similar Applicable Laws of any jurisdiction with respect to the sale of any or all of the Purchased Assets to Buyer.

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8. Indemnification.

a. Indemnification by Seller. Subject to the terms, conditions and limitations of this Section 8, following the Execution, Seller shall indemnify Buyer, its affiliates and each of their respective successors, assigns, officers, directors, managers, members, shareholders, partners, employees and agents (collectively, the “Buyer Indemnitees”) from and against, and hold them harmless from, any liability, indebtedness, claim, loss, damage, Encumbrance, deficiency, obligation, judgment, penalty, responsibility or other costs or expenses (including reasonable outside attorneys’ fees and expenses paid in connection with any of the foregoing), in each case after deducting all insurance proceeds, in connection with any of the foregoing and excluding any punitive damages, lost profits, or diminution in value (collectively, “Losses”) suffered or incurred by any such Buyer Indemnitee resulting from (a) any breach of any representation or warranty of Seller contained in this Agreement as of the Execution Date, (b) the breach of any covenant of Seller contained in this Agreement, (c) the assertion of any claim relating to or arising out of the operations of the Business or the ownership of the Purchased Assets prior to the Option Exercise Date that is not an Assumed Liability, (d) any and all Excluded Liabilities, and (e) Fraud.

b. Indemnification by Buyer. Subject to the terms, conditions and limitations of this Section 8, following the Execution, Buyer and its subsidiaries shall indemnify Seller, its affiliates (including, without limitation, Adial) and each of their respective successors, assigns, officers, directors, managers, members, shareholders, partners, employees and agents (collectively, the “Seller Indemnitees”) from and against, and hold them harmless from, any Losses suffered or incurred by any such Seller Indemnitee arising or resulting from (a) any breach of any representation or warranty of Buyer contained in this Agreement as of the Execution Date, (b) the breach of any covenant of Buyer contained in this Agreement, (c) the failure of Buyer to pay, perform and discharge in full the Assumed Liabilities as and when each such Liability becomes due or is otherwise required to be performed or discharged, (d) the failure to fulfill any obligations of Adial under that PNV-EPA, (e) Fraud, and (f) the use or ownership of the Purchased Assets after the Execution (for the avoidance of doubt, excluding any claims in Seller’s capacity as a member of Buyer).

c. Losses Net of Insurance; Materiality. Subject to the terms and conditions of this Section 8, following the Execution, the amount of any Loss for which indemnification is provided under this Section 8 shall be net of any amounts actually recovered by any indemnified party hereunder under insurance policies in effect and applicable to such Loss. Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for the indemnification provisions of this Section 8, including, without limitation, for purposes of determining the amount of any Losses incurred with respect to the indemnification provisions hereof.

d. No Third Party Beneficiaries. The indemnities herein are intended solely for the benefit of the Persons expressly identified in this Section 8 (and their successors and permitted assigns) and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

e. Termination of Indemnification. The obligations to indemnify and hold harmless an indemnified party hereunder pursuant to Section 8(a) and Section 8(b) shall terminate when the applicable representation, warranty or covenant terminates pursuant to Section 8(g); provided that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim and the provisions of this Agreement applicable to such claim) (a “Claim Notice”) to the indemnified party hereunder. Notwithstanding anything herein to the contrary, nothing in this Section 8 shall limit any remedy that a party hereto may have against any Person for “Fraud,” provided “Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in this Agreement, which constitutes actual common law fraud in the state of Delaware. A party will be liable for, or as a result of, such party’s Fraud only if the party or Person alleging any loss or other damage or claim due to the Fraud reasonably acted in reliance on such false representation or warranty and suffered or incurred losses as a result of such reliance.

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f. Indemnification Procedures.

i. In order for an indemnified party hereunder to be entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving a claim or demand made by any Person against such indemnified party (a “Third-Party Claim”), such indemnified party must provide the indemnifying party hereunder with a Claim Notice regarding the Third-Party Claim promptly and in any event within ten (10) business days after receipt by such indemnified party of written notice of the Third-Party Claim; provided that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expense incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third-Party Claim.

ii. If a Third-Party Claim is made against an indemnified party hereunder, the indemnifying party hereunder will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party hereunder. Notwithstanding the foregoing, an indemnifying party shall not be entitled to assume or continue control of the defense of any Third-Party Claim if the Third-Party Claim (A) relates to or arises in connection with any criminal proceeding, or (B) seeks an injunction or other equitable relief against any indemnified party, or (C) if unsuccessful, would set a precedent that would materially interfere with, or have a material adverse effect on, the business or financial condition of the indemnified party. If the Third-Party Claim includes allegations for which the indemnifying party hereunder both would and would not be obligated to indemnify the indemnified party hereunder, the indemnifying party hereunder and the indemnified party shall in that case jointly assume the defense thereof. Should the indemnifying party hereunder so elect to assume the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party hereunder for legal fees and expenses subsequently incurred by the indemnified party hereunder in connection with the defense thereof. If the indemnifying party hereunder assumes such defense, the indemnified party hereunder shall have the right, at its own expense, to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the indemnifying party hereunder, separate from the counsel employed by the indemnifying party hereunder, it being understood that the indemnifying party shall control such defense. The indemnifying party hereunder shall be liable for the fees and expenses of counsel employed by the indemnified party hereunder for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third-Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third-Party Claim, and making officers, directors, employees and agents of the indemnified party hereunder available on a mutually convenient basis to provide information, testimony at depositions, hearings or trials, and such other assistance as may be reasonably requested by the indemnifying party hereunder. Whether or not the indemnifying party hereunder shall have assumed the defense of a Third-Party Claim, the indemnified party hereunder shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld or delayed). The indemnifying party hereunder shall not admit any Liability with respect to, or settle, compromise or discharge any Third-Party Claim without the indemnified party’s prior written consent (which consent shall not be unreasonably withheld or delayed); provided that the indemnified party shall agree to any admission of Liability, settlement, compromise or discharge of a Third-Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the Liability in connection with such Third-Party Claim and which releases the indemnified party completely in connection with such Third-Party Claim. Notwithstanding anything to the contrary in this Section 8f, no party may settle, compromise or discharge (and in doing so, make any reasonable admission of liability with respect to) such Third-Party Claim other than for money damages only without the prior written consent of the other party, subject to such party paying or causing to be paid all amounts arising out of such settlement or obtaining and delivering to such other party, prior to the execution of such settlement, a general release prepared and executed by all Persons bringing such Third-Party Claim.

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g. Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive until the date which is three years after the Execution. All covenants and agreements contained in this Agreement shall survive until the last date on which such covenant or agreement is to be performed or, if no such date is specified, for a period of one year.

h. Tax Treatment of Indemnification Payments. Any indemnification payments made to Buyer pursuant to this Agreement shall be treated as an adjustment to the final purchase price, unless a “Final Determination” with respect to the indemnified party hereunder causes any such payment not to be treated as an adjustment to the purchase price. For purposes of this agreement, “Final Determination” means (i) with respect to federal income taxes, a “determination” as defined in Section 1313(a) of the Internal Revenue Code of 1986, as amended, or execution of an Internal Revenue Service Form 870 AD, and (ii) with respect to taxes other than federal income taxes, any final determination of Liability in respect of a tax that, under applicable law, rule or regulation is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

9. Remedies; Specific Performance. The parties hereto shall each have and retain all rights and remedies existing in their favor at law or equity, including, without limitation, any actions for specific performance and/or injunctive or other equitable relief to enforce or prevent any violations of the provisions of this Agreement.

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10. Binding Agreement; Assignment. The parties intend for this Agreement to constitute a legally binding agreement enforceable in accordance with its terms. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns; provided that this Agreement and the rights and obligations hereunder shall not be assignable or transferable (which shall include any merger, sale of stock or assets, recapitalization, reorganization, combination, transaction similar to the foregoing or otherwise) by Buyer without the prior written consent of Seller.

11. Third Party Beneficiary. Adial shall be deemed a third party beneficiary to this Agreement and is entitled to the rights and benefits hereunder and may enforce the provisions hereof as if it were a party hereto.

12. Fees and Expenses. Each party to this Agreement shall bear and pay all of their respective fees, costs and expenses (including outside legal fees and outside accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement.

13. Waiver; Amendment. Any agreement on the part of a party to this Agreement to any extension or waiver of any provision of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party to this Agreement of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party to this Agreement of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement among the Buyer and the Seller. In the event any term within this Agreement conflicts with the terms of the Option Agreement, this Agreement will control and this Agreement expressly supersedes the Option Agreement.

14. Entire Agreement. This Agreement and any other documents, agreements, certificates or instruments or other writings delivered pursuant to this Agreement constitute the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

15. Execution of Agreement; Counterparts; Electronic Signatures. This Agreement and any amendments to this Agreement or related documents may be executed in one or more counterparts, each of which shall be enforceable against the parties to this Agreement that execute such counterparts, and all of which together shall constitute one and the same instrument. Facsimile and “.pdf” copies of signed signature pages shall be deemed binding originals and no party to this Agreement shall raise the use of facsimile machine or electronic transmission in “.pdf” as a defense to the formation of a contract.

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16. Governing Law; Jurisdiction; Dispute Resolution.

a. Law. This Agreement and the relationship of the parties hereto shall be governed by and construed in accordance with the internal laws (but not its conflict of laws principles) of the State of Delaware.

b. Venue for Court Actions. Each of the parties hereto agrees that any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought solely in the courts located in New Castle County, DE or, if such court lacks jurisdiction, any state or federal court sitting in the State of Delaware. Each of the parties hereto consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action, or proceeding and irrevocably agrees not to commence any litigation relating thereto except in such court, and each further waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in an inconvenient forum.

c. Waiver Of Jury Trial. Each of the parties to this agreement hereby irrevocably waives, to the fullest extent permitted by law, all rights to a trial by jury in any action, proceedings or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or any of the transactions contemplated hereby.

d. Dispute Resolution.

i. Mediation. Any controversy, dispute or claim arising out of or relating to this Agreement shall, if not settled by direct negotiation between the parties, be subject to non-binding mediation under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“AAA”) as in effect on the date of the notice of demand for mediation and such mediation shall occur within two (2) weeks from the date of such notice. Any demand for mediation by either party shall be made in writing and served upon the other party and shall set forth with reasonable specificity the basis of the dispute and the relief sought. Any mediation hereunder shall be conducted before an independent mediator mutually selected by the parties. If the parties are unable to agree to a mediator after the receipt of a demand for mediation by either party, the mediator will be chosen by alternatively striking from a list of five mediators obtained by the Company from AAA, and the party to have the first strike shall be determined by coin toss.

ii. Arbitration. In the event that any controversy, dispute or claim arising out of or relating to this Agreement is not settled through mediation pursuant to the foregoing Mediation Subsection, the matter will be submitted to binding arbitration under JAMS in Washington, DC within ninety (90) days from the conclusion of mediation. In the event of such arbitration, the loser shall pay all expenses plus Prime+2% on any outstanding funds from the date of the conclusion of such arbitration. In addition, the loser of such arbitration agrees they will not dispute the filing of liens to enforce a judgement related to enforcing the arbitrator’s ruling.

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17. Notices. Any notice required or permitted to be given hereunder shall, except where specifically provided otherwise, be given in writing to the person listed below by personal delivery, registered or certified mail, return receipt requested, overnight business courier, or by electronic mail as long as receipt is acknowledged by the receiving party:

If to Seller: Adial Pharmaceuticals, Inc. 1180 Seminole Place Suite 495 Charlottesville, VA 22901 Attn: CEO	If to Buyer: Adovate, LLC 1180 Seminole Place Suite 495 Charlottesville, VA 22901 Attn: President
With copy to: Purnovate, Inc. 1180 Seminole Place Suite 495 Charlottesville, VA 22901 Attn: Treasurer and Blank Rome, LLP 1271 Avenue of the Americas New York, New York 10020 Attn: Leslie Marlow

With copy to:

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston VA 20190-5640

Attn: Matt Schwee

and

William Stilley

Member, Adovate, LLC

308 Pleasant Pl.

Charlottesville, VA 22911

18. Construction; Usage.

a. Interpretation. In this Agreement, unless a clear contrary intention appears: the singular number includes the plural number and vice versa; reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; reference to any gender includes each other gender; reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; reference to any law or regulation means such law or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law or regulation means that provision of such law or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement; “including” means including without limiting the generality of any description preceding such term (i.e., “including, but not limited to”); references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and reference to a “Section” or “Article” in this Agreement shall mean a Section or Article, respectively, of this Agreement unless otherwise provided.

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b. Legal Representation of the Parties. This Agreement was negotiated by the parties to this Agreement with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party to this Agreement shall not apply to any construction or interpretation of this Agreement.

c. Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

d. Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

e. Dollar Amounts. All references to “$” contained in this Agreement shall refer to United States Dollars unless otherwise stated.

19. Definitions.

“Acceptance of NDA Submission” means acceptance by the Regulatory Authority of an NDA Submission.

“Adenosine Patent” means any patent covering a modulator of one or more of the adenosine receptors as the primary action (e.g., agonists, antagonists, allosteric enhancers, etc.).

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, member, officer, director or manager of such Person and any venture capital or private equity fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. For purposes of this definition, the terms “controls,” “controlled by,” or “under common control with” means the possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Asia” means China, South Korea, Vietnam, Japan, Taiwan, Hong Kong, India and Macau.

“Business” means (a) the business of the Seller as of immediately prior to the Option Exercise Date and (b) the development of the Pipeline Technologies.

“Compound” means any compound, including any salt, free acid, free base, clathrate, solvate, hydrate, hemihydrate, anhydride, chelate, conformer, congener, crystal form, crystal habit, polymorph, amorphous solid, stereoisomer, enantiomer, racemate, prodrug, isotopic or radiolabeled equivalent, metabolite, conjugate, or complex of any of the foregoing, that is controlled by Buyer or its Affiliates at any time prior to January 25, 2024 (i) the use, manufacture, commercialization or importation of which would be covered by a claim in a Purnovate Patent, Thompson Patent or Adenosine Patent; or (ii) that was invented, developed, or manufactured using Purnovate Owned Intellectual Property; or (iii) that is an Improvement of what is covered in the foregoing (i) or (ii).

“Control” means, with respect to any material, information, or intellectual property right, that a party or its Affiliates owns or has a license to such material, information, or intellectual property right and has the ability to grant to another party access, a license, or a sublicense (as applicable) to such material, information, or intellectual property right.

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“Controlled” has a correlative meaning.

“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Buyer units, or if Buyer is a corporation, shares of stock, but excluding Options.

“EMA” means the European Medicines Agency or any successor agency thereto.

“FDA” means the United States Food and Drug Administration or any successor thereto.

“First Commercial Sale” means, with respect to a Product and country, the first sale to a third party of such Product in such country. Any distribution of samples of Product, any sale or other distribution of Product for use in a clinical trial or for compassionate use in which no monetary consideration is paid to Buyer, will not constitute a First Commercial Sale.

“Governmental Body” means any domestic or foreign multinational, federal, state, provincial, municipal or local government (or any political subdivision thereof) or any domestic or foreign governmental, regulatory or administrative authority or any department, commission, board, agency, court, tribunal, judicial body or instrumentality thereof, or any other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any arbitral body).

“Improvement” means an invention conceived or discovery made by or under the direction of Buyer or its successors, assigns or licencees that (i) if a composition of matter, it is encompassed by a pending or issued composition of matter claim of a Purnovate Patent, Thompson Patent; or Adenosine Patent; or (ii) if a process, machine, or manufacture, it is encompassed by a pending or issued process, machine, or manufacture claim of a Purnovate Patent, Thompson Patent; or Adenosine Patent or was invented, developed, or manufactured using Purnovate Owned Intellectual Property.

“Intellectual Property Rights” means all (a) foreign and domestic patents, patent applications, patent disclosures and inventions, (b) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate or company names (both foreign and domestic) and registrations and applications for registration thereof together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered) and copyrightable works (both foreign and domestic) and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, data bases and documentation thereof, including rights to third party software used in the business, (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (g) other intellectual property rights, and (h) copies and tangible embodiments thereof (in whatever form or medium).

“NDA” means a New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act, as amended, and all regulations promulgated thereunder.

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“Net Sales” shall mean the amounts (or other consideration) received by Buyer or its Affiliates and its or their licensees and sublicensees from third parties from the manufacture or use of Products, or the sale or importation of Products, less:

(a) credits or allowances actually granted for damaged Product(s), returns or rejections of Product(s), price adjustments and billing errors;

(b) governmental and other rebates (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers;

(c) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed or paid;

(d) commissions allowed or paid to third party distributors, brokers or agents other than sales personnel, sales representatives and sales agents employed by Buyer or its Affiliates;

(e) transportation costs, including insurance, for outbound freight related to delivery of a Product to the extent included in the gross amount invoiced; and

(f) sales taxes, VAT taxes and other taxes directly linked to the sales of Product(s) or non-exclusive licensed Product to the extent included in the gross amount invoiced.

Net Sales shall not include sales at Buyer’s actual cost to Affiliates or to contractors or licensees engaged by or partnered with Buyer to develop, promote, co-promote, market, sell or otherwise distribute a Product, Products provided for research, development, compassionate use purposes, bona fide charitable purposes or indigent patient programs, at or below documented actual cost, or Products provided by Buyer to a licensee or Affiliate provided that Net Sales by such licensee, contractor or Affiliate (substituting such entity for Buyer in the definition of Net Sales) are subject to milestone and Sales Earnout Payments to Seller and therefore part of Net Sales hereunder.

For Net Sales of a Product sold or supplied as a “Combination” where “Combination” means a pharmaceutical product containing, in addition to the Product, one or more active pharmaceutical(s) in addition to the Product, the Net Sales of such a Combination in a country will be determined by multiplying the Net Sales of such Combination by the fraction of A/A+B, where A is the average unit selling price of the Product sold separately in that country and B is the total average unit selling price of the other active pharmaceutical(s), when sold separately in that country. If neither the Product nor the other active pharmaceutical(s) of the Combination are sold separately, then the parties shall negotiate in good faith the value of the other active pharmaceutical(s) of the Combination that are to be deducted from the Net Sales of the Combination in determining the Net Sales of the Product contained in the Combination. In the event the Parties cannot agree, the matter will be submitted to binding arbitration under JAMS in
Washington, DC.

Monetary conversion from the currency of a country outside the U.S. in which Product is sold into U.S. dollars shall be calculated at the rates of exchange as published in the Wall Street Journal, or if the Wall Street Journal rates are not available by a source mutually agreed by the parties.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

“Operating Agreement” shall mean Buyer’s Operating Agreement dated March 14, 2023 and amended July 1, 2023 (as amended from time to time with notice to Seller of any amendments).

“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire units, or if Buyer is a corporation, shares of stock.

“Ownership in Buyer” means the number of equity securities held by the person/entity divided by the total number of equity securities outstanding.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity.

“Phase 2 Clinical Trial” means a human clinical trial of a Product, the principal purpose of which is to evaluate the effectiveness of such Product in the target patient population, as described in 21 C.F.R. § 312.21(b), or a similar clinical study prescribed by the regulatory authorities in a country other than the United States.

“Phase 3 Clinical Trial” means a human clinical trial of a Product on a sufficient number of patients that is designed to (a) establish that a drug is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed; and (c) support Approval of such drug, as described in 21 C.F.R. § 312.12(c), or a similar clinical study prescribed by the regulatory authorities in a country other than the United States..

“Pipeline Technologies” means, collectively, the Products and the Compounds, including, but not limited to, PNV5024 and PNV-5030, and the Purnovate Know-How.

“Product” means a pharmaceutical product that contains a Compound, whether as a single active pharmaceutical ingredient or combined with other active pharmaceutical ingredients, in any dosage or formulation.

“Purnovate Intellectual Property” means the Purnovate Owned Intellectual Property and the Purnovate Licensed Intellectual Property.

“Purnovate Licensed Intellectual Property” means all Intellectual Property Rights that are licensed to the Purnovate by any other third-party.

“Purnovate Owned Intellectual Property” means all Intellectual Property Rights that derive from Pipeline Technologies and are owned by Purnovate, in whole or in part and all Purnovate Patents.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

“Purnovate Know-How” means all Information (excluding any Purnovate Patents) that was Controlled as of the Option Exercise Date by Seller or its Affiliates which is reasonably necessary or useful for the research, development, manufacture, use, importation or sale of Products, including, without limitation, the techniques developed by Dr. Robert Thompson to create new molecular entities with increased solubility and to purify chemistry reactions.

“Purnovate Patents” means all patents and patent applications anywhere in the world that were Controlled as of the Option Exercise Date by Seller.

“Regulatory Authority” means the FDA or EMA, or a regulatory authority in other jurisdictions with equivalent authority.

“Taxes” means (a) any and all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, escheat, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, employment insurance, social security, business license, business organization, environmental, worker’s compensation, pension, payroll, profits, severance, stamp, occupation, windfall profits, customs, franchise and other taxes of any kind whatsoever imposed by the United States, or any state, provincial, local or foreign government, or any agency or political subdivision thereof, (b) any interest, penalties or additions to tax imposed with respect to such items or any contest or dispute thereof or in connection with the failure to timely or properly file any Tax Return; (c) any liability for payment of amounts described in clause (a) or (b) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (d) any liability for the payment of amounts described in clauses (a), (b) or (c) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

“Tax Returns” means any and all reports, returns, or declarations relating to Taxes filed or required to be filed with any Governmental Body, including any schedule or attachment thereto, including any amendment thereof.

“Thompson Patent” means any patent invented by Robert D. Thompson, Ph.D. that is (i) invented on or before January 25, 2024, and (ii) is Controlled by Buyer at the time of invention.

-Signatures on Following Page-

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Please acknowledge your acceptance of and agreement to be legally bound by the above terms by signing and returning a copy of this Agreement. Upon due execution and delivery by all parties, the agreements set forth herein shall be the valid and legally binding obligations of each party, effective as of the date first set forth above.

BUYER:		SELLER:

ADOVATE, LLC		PURNOVATE, INC.

By:	/s/ William B. Stilley	By:	/s/ Cary J. Claiborne
Name:	William B. Stilley	Name:	Cary J. Claiborne
Title:	President	Title:	President

ACKNOWLEDGED AND AGREED:

ADIAL PHARMACEUTICALS, INC.

By:	/s/ Cary J. Claiborne
Name:	Cary J. Claiborne
Title:	Chief Executive Officer